EXHIBIT 99

VIACOM COMPLETES SEPARATION INTO CBS CORPORATION AND “NEW” VIACOM

NEW YORK, January 1, 2006 —Viacom Inc. has completed the transaction to separate the Company into two publicly traded entities: CBS Corporation and “New” Viacom Inc.  Shares of the two new companies will commence trading on the New York Stock Exchange on January 3, 2006, under the symbols: “CBS.A’’ (CBS Corporation Class A Common Stock) and ‘‘CBS’’ (CBS Corporation Class B Common Stock) and ‘‘VIA’’ (Viacom Inc. Class A Common Stock) and ‘‘VIA.B’’ (Viacom Inc. Class B Common Stock).  The transaction to separate Viacom’s businesses was announced in June 2005.

CBS Corporation is comprised of CBS Television Network, UPN, CBS Radio, Viacom Outdoor, Viacom Television Stations Group, Paramount Television, King World, Simon & Schuster, Showtime and Paramount Parks.  CBS Corporation will also include the operations of CSTV: Networks, Inc., a leading sports television network and digital media company devoted exclusively to college athletics, an acquisition expected to close in early January 2006.

Viacom Inc. is comprised of MTV Networks (MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land and many other networks around the world), BET, Paramount Pictures, Paramount Home Entertainment and Famous Music.  Viacom Inc. has also entered into an agreement to acquire DreamWorks SKG, a leading motion picture and television production studio, and an exclusive, worldwide distribution agreement with DreamWorks Animation (NYSE: DWA).  The acquisition of Dreamworks SKG is expected to be completed in the first quarter of 2006 and the worldwide distribution agreement will become effective at the time the acquisition is completed.  More information about Viacom is available at www.viacom.com.

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Contacts:

NEW VIACOM

Media	Investors

Carole Robinson	James Bombassei
212-258-8760	212-258-6377
carole.robinson@viacom.com	james.bombassei@viacom.com

CBS CORPORATION

Media	Investors

Gil Schwartz	Martin Shea
212-975-2121	212-975-8571
gdschwartz@cbs.com	marty.shea@cbs.com